Exhibit  5

                                         NANCY  G.  BROWN
                                         Vice  President  and  General  Counsel
                                         Direct  Dial:  614-225-2014
                                         Fax:  614-225-2108

October  2,  2003

Borden  Chemical,  Inc.
180  East  Broad  Street
Columbus,  OH  43215-3799


Ladies  and  Gentlemen:

     I am General Counsel for Borden Chemical, Inc., a New Jersey corporation, (the "Company") and have advised the Company in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement") relating to the issuance by the Company of shares, or options to acquire such shares, of the Company's Common Stock, par value $.01 per share, (collectively the "Shares") pursuant to the Amended and Restated 1996 Stock Purchase and Option Plan for Key Employees of Borden Chemical, Inc. and Subsidiaries (the "Plan").

     I have reviewed the corporate action of the Company in connection with the authorization of the grant of options to acquire Shares and have examined and have relied as to matters of fact upon originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents or oral statements of public officials and of officers and representatives of the Company, and have made such other and further investigations as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, I hereby advise you that in my opinion, the grant of options to acquire Shares has been duly authorized and, when issued and sold as contemplated by the Plan, such Shares will be validly issued, fully paid and non-assessable.


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Borden  Chemical,  Inc.
Page  Two
October 2, 2003



     I am a member of the Bar of the State of Ohio and I do not express any opinion herein concerning any law other than the federal laws of the United States and the New Jersey Business Corporation Act.

     This opinion is rendered to you in connection with the above-described transactions. This opinion may not be relied upon by you for any other purpose or relied upon by, or furnished to, any other person, firm or corporation without my prior written consent.

     I hereby consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.


                                         Very  truly  yours,




                                         Nancy  G.  Brown


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